SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934

                           Check the appropriate box:

                       _ Preliminary Information Statement

      _ Confidential, for Use of the Commission Only (as permitted by Rule
                                  14c-5(d)(2))

                       X DEFINITIVE INFORMATION STATEMENT

                             ROAMING MESSENGER, INC.
                       ---------------------------------
                (Name of Registrant as Specified In Its Charter)

               Payment of Filing Fee (Check the appropriate box):

                               X No fee required.
                               -

    __ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

               __ Fee paid previously with preliminary materials.

__ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                             ROAMING MESSENGER, INC.
                           6144 CALLE REAL SUITE, 200
                         SANTA BARBARA, CALIFORNIA 93117

                         NOTICE OF ACTION TO BE TAKEN BY
                                THE SHAREHOLDERS

                                 AUGUST 17, 2004

To The Shareholders of Roaming Messenger, Inc.

         Jonathan Lei, Louie Ucciferri, and Tom Djokovich (collectively, the "Majority Shareholders"), are the holders of a total of 99,691,525 shares or approximately 58% of the total issued and outstanding stock of Roaming Messenger, Inc., a Nevada corporation (the "Company"). The Majority Shareholders intend to adopt the following resolutions by written consent in lieu of a meeting pursuant to the General Corporation Law of the State of Nevada.

1. Authorize the officers and directors of the Company to amend the Company's Articles of Incorporation to increase the number of authorized of shares of the Company's common stock to 495,000,000, par value $0.001 per share, and the number of authorized shares of the Company's preferred stock to 5,000,000, par value $0.001 per share.


                             Jonathan Lei, Secretary

                                   -----------

             WE ARE NOT ASKING YOU FOR A CONSENT OR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

                                   -----------

                             ROAMING MESSENGER, INC.
                            6144 Calle Real Suite 200
                         Santa Barbara, California 93117

                                 AUGUST 17, 2004

                               SHAREHOLDERS ACTION

         The Majority Shareholders will submit their consents to the shareholder resolutions described in this Information Statement on or about August 17, 2004, to be effective as of September 22, 2004. As of July 30, 2004, the Majority Shareholders held of record 99,691,525 shares of the Company's common stock, par value $0.001 per share, or approximately 58% of the total issued and outstanding common stock of the Company. The remaining outstanding shares of common stock are held by several hundred other shareholders.

         The Majority Shareholders consist of Jonathan Lei, the President, Chief Financial Officer, Secretary, and Chairman of the Board of Directors of the Company, Louie Ucciferri, a director of the Company, and Tom Djokovich, a director of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

         Holders of the common stock of record as of July 30, 2004 are entitled to submit their consent to the shareholder resolutions described in this Information Statement, although no shareholder consents other than that of the Majority Shareholders are required to be submitted in order for the resolution to be adopted. The Company is not soliciting consents or proxies and shareholders have no obligation to submit either of them. Whether or not shareholders submit consents should not affect their rights as shareholders or the prospects of the proposed shareholder resolutions being adopted. The Majority Shareholders will consent to all of the shareholder resolutions described in this Information Statement. Other shareholders who desire to submit their consents must do so by September 22, 2004, and once submitted will not be revocable. The affirmative vote of the holders of a majority of the outstanding common stock of the Company is required to adopt the resolutions described in this Information Statement. California law does not require that the proposed transaction be approved by a majority of the disinterested shareholders. A total of 172,399,614 shares of common stock will be entitled to vote on the Company's proposed transactions described in this Information Statement.


                         THE COMPANY AND THE TRANSACTION

         The Company has its executive offices at 6144 Calle Real Suite 200, Santa Barbara, California 93117, and its telephone number is (805) 683-7626. As described in the accompanying NOTICE OF ACTION TO BE TAKEN BY THE SHAREHOLDERS, the Company proposes to authorize the officers and directors of the Company to amend the Company's Articles of Incorporation to increase the number of authorized of shares of the Company's common stock to 495,000,000, par value $0.001 per share, and the number of authorized shares of the Company's preferred stock to 5,000,000, par value $0.001 per share (the "Amendment").

         The Board of Directors of the Company voted unanimously to implement the Amendment. The Board of Directors believes that the implementation of the Amendment will help to facilitate a future business combination with an operating company. The Company is not expected to experience a material tax consequence as a result of the Amendment. Increasing the number of authorized shares of the Company's common stock may, however, subject the Company's existing shareholders to future dilution of their ownership in the Company.

         Additional information regarding the Company, its business, its stock, and its financial condition are included in the Company's Form 10-KSB annual reports and its Form 10-QSB quarterly reports. Copies of the Company's Form 10-KSB for its fiscal year ending June 30, 2003, and its quarterly report on the Form 10-QSB for the quarter ending March 31, 2004, are available upon request to: Jonathan Lei, Secretary, Roaming Messenger, Inc. 6144 Calle Real Suite 200, Santa Barbara, California 93117.

   SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's common stock as of July 30, 2004 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of the Company's directors and executive officers, and (iii) all officers and directors of the Company as a group. Except as otherwise listed below, the address of each person is c/o Roaming Messenger, Inc., 6144 Calle Real Suite 200, Santa Barbara, California 93117.

                                                              Number of Shares
               Name, Title, and Address                     Beneficially Owned(1)         Percentage Ownership(2)
---------------------------------------------------------------------------------------------------------------------
Jonathan Lei                                                    95,639,025(2)                     55.48%

Louie Ucciferri                                                  3,750,000                         2.18%

Tom Djokovich                                                      302,500                         0.18%

Harinder Dhillon                                                 2,935,000                         1.71%

Bryan Crane                                                      1,231,500                         0.71%

Brian Fox                                                           68,000                         0.04%

All current Executive Officers as a Group                       99,873,525                        57.93%

All current Directors who are not Executive Officers             4,052,500                         2.36%
 as a Group
------------------------------

(1) Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. The total number of issued and outstanding shares and the total number of shares owned by each person does not include unexercised warrants and stock options, and is calculated as of July 30, 2004.

(2) Includes 5,987,500 shares of common stock which Mr. Lei has set aside in the event Brian Fox, the Chief Technology Officer of the Company, exercises his option to purchase such shares for a purchase price of $0.08 per share (the "Lei Options"). As of July 30, 2004, 5,987,500 Lei Options are vested.

                                   MANAGEMENT

         The following table lists the names and ages of the executive officers and directors of the Company. The directors were appointed on April 19, 2003 and will continue to serve until the next annual shareholders meeting or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

         Name                               Age               Position
         ----                               ---               --------
         Jonathan Lei                       31                Chief Executive Officer,  President, Chief Financial
                                                              Officer,  Secretary, and Chairman

         Brian Fox                          43                Chief Technology Officer

         Bryan Crane                        45                Vice President of Corporate Development

         Harinder Dhillon                   30                Vice President of Operations

         Louie Ucciferri                    43                Director

         Tom Djokovich (1)                  46                Director
------------------------

(1)  Member of Audit Committee.

         Jonathan Lei has been the Chairman of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, and Secretary of the Company since April 2003. Mr. Lei received a Bachelor Degree in Electrical and Computer Engineering from the University of California, Santa Barbara ("UCSB") in 1995 and a Master of Science Degree in Electrical and Computer Engineering from UCSB in 1996. While at UCSB, he studied and worked in the field of computer aided design and development of VLSI and ASIC silicon chips. Mr. Lei was employed by Lockheed Martin in 1993 where he built data acquisition systems for spacecraft testing. In 1995, he worked for Intel Corporation where he developed the Triton II Pentium PCI chipset. From 1995 to 1996, Mr. Lei worked for RC Electronics where he designed PCI based data acquisition systems. Mr. Lei founded Warp 9, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Warp"), in 1996 and in 1998, he negotiated a transaction to sell Warp's consumer ISP division, Sbnet, to MindSpring Enterprises. During that same period, Mr. Lei co-developed Warp's e-commerce products. He is the visionary behind the patent pending eCapsule technology and the Company's mobile data direction. Mr. Lei was an officer and is a lifetime member of Tau Beta Pi, a national engineering honor society.

         Brian Fox has been the Chief Technology Officer of the Company since April 2003. From 1985 to 1988, Mr. Fox worked for the Massachusetts Institute of Technology as a research software engineer. From 1988 to 1990, he worked at the University of California at Santa Barbara as a research software engineer. From 1998 to 2000, Mr. Fox served as the co-founder and Chief Technology Officer of Supply Solution, Inc., a venture capital backed privately held company engaged in the business of automotive supply chain management. At Supply Solution, Inc., Mr. Fox developed the company's flagship product, iSupply, a web based software for vendor managed inventory tracking. In 1995, prior to co-founding Supply Solution, Inc. he founded Universal Access, Inc., where he developed the programming language Meta-HTML. Mr. Fox was the second employee at the Free Software Foundation (Project GNU). Mr. Fox is the author of BASH, the UNIX shell, which is widely utilized in modern versions of UNIX.

         Bryan Crane has been the Vice President of Corporate Development of the Company since October 2002. Mr. Crane has spent the last several years in the investor relations field, working with micro-cap and small-cap public companies. Prior to joining Roaming Messenger, from 1995 to 2002, he worked for Muir, Crane & Co., a partnership he co-founded and in which he still maintains an ownership interest. From 1994 to 1995, Mr. Crane was a Managing Director of Johnson & Co. For most of his career, Mr. Crane held positions in portfolio management from retail investments at Prudential-Bache Securities to Vice President of

Investments at A.G. Edwards & Son, where, as a member of the Presidents Council, he managed debt and equity portfolios for institutional clients. Mr. Crane earned his dual degree in Political Science and International Economics from San Diego State University. He is a member of the San Diego Stock Bond Association and the Los Angeles Chapter of the National Investor Relations Institute (NIRI).

         Harinder Dhillon has been the Vice President of Operations of the Company since October 2001. Mr. Dhillon joined the Company in July 2000. Prior to joining the Company, from 1993 to1998, Mr. Dhillon served as the Chief Information Officer of Informax Data Systems, an enterprise systems integrator headquartered in Southern California. He has designed, managed, and led the development and deployment of multi-million dollar enterprise Internet, Intranet and integration projects for Fortune 500 companies and various government units. His client list included Department of Justice, Immigration and Naturalization Services, US Navy, US Air Force, and the City of Los Angeles. His projects included enterprise work flow automation, real-time field services, infrastructure build out, and network and systems integration. Mr. Dhillon received a Bachelor degree in Electrical and Computer Engineering from the University of California at Santa Barbara in 1996.

         Louie Ucciferri is the founder and President of Westlake Financial Architects, an investment-banking firm formed in 1995 to provide financial and investment advisory services to early stage companies. He has raised investment capital for both private and public companies and has created liquidity for investors in the form of public offerings. Since November 1998, he has also served as President of Camden Financial Services, a NASD registered broker dealer that serves as the dealer manager for a real estate company that has raised in excess of $150 million in equity capital for the acquisition of commercial office properties in southern California and Arizona.

         Tom Djokovich was the founder and served from 1995 to 2002 as the Chief Executive Officer of Accesspoint Corporation, a vertically integrated provider of electronic transaction processing and e-business solutions for merchants. Under Mr. Djokovich's guidance, Accesspoint became a member of the Visa/MasterCard association, the national check processing association NACHA, and developed one of the payment industry's most diverse set of network based transaction processing, business management and CRM systems for both Internet and conventional points of sale. During his tenure, Accesspoint became an early adopter of WAP based e-commerce capabilities and the industry's first certified Level 1 Internet payment processing engine. In his last year as executive manager, Accesspoint grew its processing revenues by over 800% and overall revenues by nearly 300%. Prior to Accesspoint, Mr. Djokovich founded TMD Construction and Development where he developed an early business-to-business ordering system for the construction industry.

         Under the Nevada General Corporation Law and the Company's Articles of Incorporation, as amended, the Company's directors will have no personal liability to the Company or its stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Employment Agreements

         The Company has an at-will employment agreement with Brian Fox, the Chief Information Officer of the Company, providing that upon a termination of his employment by the Company without cause and only after $5,000,000 of venture or institutional capital has been raised, Mr. Fox would be entitled to severance pay and continuing health insurance for six months after termination, and vesting of those of his unvested stock options that would vest during that six month period. The Company may enter into employment agreements with other employees in the future.

Board Committees

         The Board of Directors has appointed an Audit Committee. As of July 30, 2004, the sole member of the Audit Committee is Tom Djokovich. Mr. Djokovich is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and a financial expert, as that term is defined in Item 401 of Regulation S-B under the Exchange Act. The Audit Committee is authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company prior to publication, and to review the work of, and approve non-audit services preformed by, such independent accountants. The Audit Committee will make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee will also review the effectiveness of the financial and accounting functions and the organization, operations and management of the Company. The Audit Committee was formed on April 19, 2003. The Audit Committee held four meetings during fiscal year ended June 30, 2004.

         As of July 30, 2004, the Company has not yet appointed a Compensation Committee or a Nominating Committee. The Company is a small late stage development company with only three Board members. The Board believes that it would be burdensome to form a separate Nominating Committee at this time. Each of the Company's three Board members participates in the consideration of director nominees. Although the Company has not adopted a specific policy with regard to the consideration of director candidates recommended by security holders, the Board will consider candidates who are experts in the Company's industry and have the ability to refer new business to the Company.

Meetings and Compensation of Directors

         Directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. The Board of Directors held four meetings during fiscal year ended June 30, 2004.

Compliance with Section 16(A) of Exchange Act

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and certain persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file reports of ownership and changes in ownership ("Section 16 Reports") with the Securities and Exchange Commission (the "SEC"). Reporting Persons are required by the SEC to furnish the Company with copies of all Section 16 Reports they file.

         Based solely on its review of the copies of such Section 16 Reports received by it, or written representations received from certain Reporting
Persons, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to the fiscal year ended June 30, 2004 have been complied with on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

                 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES

         Any proposal that a shareholder intends to present at the Company's 2004 Annual Meeting should be received at the Company's principal executive office no later than 120 days before the Company's next Annual Meeting which is scheduled for November 7, 2004. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. Shareholder proposals should be addressed to the Secretary of the Company.

         Nominations for directors to be elected at the 2004 Annual Meeting, other than those made by the Board of Directors, should be submitted to the Secretary of the Company no later than 120 days before the Company's next Annual Meeting which is scheduled for November 7, 2004. The nomination should include the full name of the nominee and a description of the nominee's background in compliance with Regulation S-K of the reporting rules of the Securities and Exchange Commission.

                               OTHER MATTERS

         The Board of Directors of the Company is not aware that any matter other than those described in this Information Statement is to be presented for the consent of the shareholders.

         UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO JONATHAN LEI, SECRETARY OF THE COMPANY, AT ROAMING MESSENGER, INC., 6144 CALLE REAL SUITE 200, SANTA BARBARA, CALIFORNIA 93117, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE.